Exhibit 16.1

Sherb & Co., LLP
Certified Public Accountants
805 Third Ave., New York, NY 10022
Voice: (212) 838-5100             Fax: (212) 838-2676

October 23, 2012

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 22, 2012 of AnythingIT, Inc. and are in agreement with the statements contained first sentence with regards to the dismissal of Sherb & Co., LLP, the second and fourth sentence of the first paragraph, the second, third and fifth paragraphs therein in their entirety.  We have no basis to agree or disagree with other statements of the Registrant contained therein.

              /s/ Sherb & Co., LLP
              Certified Public Accountants